EXHIBIT 99.2

                              RIO SALADO BANCORP

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS

                  A Special Meeting of shareholders of Rio Salado Bancorp ("Rio Salado") will be held at 10:00 a.m., Mountain Standard Time, on
   March    , 1994, at Rio Salado's offices at 1400 East Southern Avenue,
   Tempe, Arizona, to consider and act upon an Agreement and Plan of Reorganization dated as of November 18, 1993 (the "Plan of Reorganization"), between Zions Bancorporation ("Zions"), Zions First National Bank of Arizona ("Zions Arizona"), Rio Salado and Rio Salado Bank (the "Bank"), which agreement provides for the merger of Rio Salado into ZAZMAC, Inc., a wholly- owned subsidiary of Zions (and the subsequent merger of ZAZMAC into Zions) and the merger of the Bank into Zions Arizona.

                  Upon the consummation of the Plan of Reorganization, each holder of shares of Rio Salado Common Stock will be entitled to receive, in exchange for each share held as of the effective date of the Plan of Reorganization, that number of shares of Zions Common Stock calculated by dividing the $12,500,000 purchase price by the average closing price (as defined in the Plan of Reorganization) of Zions Common Stock and by further dividing the number so reached by the number of shares of Rio Salado Common Stock that are issued and outstanding as of the effective date of the merger.

                  The Board of Directors has set January 21, 1994, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

                  By order of the Board of Directors

   Dated:  February ___, 1994.



                                      David Fischer,
                                      Senior Vice President
                                      and Assistant Secretary

                  Please mark, sign and return the enclosed proxy in the envelope provided.

                  The date of this Proxy Statement is February ___, 1994.
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